Exhibit 99.1

SECRETARY’S CERTIFICATE

     I, Charlene R. Herzer, a duly elected and acting Assistant Secretary of Morgan Stanley, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certify as follows:

     (1) Donald G. Kempf, Jr. served as the duly elected Executive Vice President, Chief Legal Officer and Secretary of the Corporation from December 1, 1999 to August 26, 2005;

     (2) Pursuant to Section 7.01 of the Bylaws of the Corporation and resolutions approved by the Board of Directors of the Corporation on September 25, 1998, the Chief Legal Officer is authorized to enter into agreements and other instruments on behalf of the Corporation and may delegate such powers to others under his jurisdiction; and

     (3) Donald G. Kempf signed a Delegation of Authority as of February 23, 2000, which authorized Dennine Bullard to sign reports to be filed under Sections 13 and 16 of the Securities Exchange Act of 1934 on behalf of the Corporation. Such authorization is in full force and effect of this date.

     IN WITNESS WHEREOF, I have hereunto set me name and affixed the seal of the Corporation as of the 23rd day of January, 2006.

/s/ Charlene R. Herzer

Charlene R. Herzer
Assistant Secretary